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                                                                    EXHIBIT 99.2

[VEECO LOGO]                           NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Woodbury, NY 11797 Tel. 516-677-0200 Fax 516-677-0380

FOR IMMEDIATE  RELEASE

CONTACT: DEBRA WASSER, VICE PRESIDENT OF INVESTOR RELATIONS, 516-677-0200, X1472

               VEECO INSTRUMENTS ANNOUNCES SALE OF $200 MILLION OF
                      4 1/8% CONVERTIBLE SUBORDINATED NOTES

Woodbury, NY, December 19, 2001 - Veeco Instruments Inc. (NASDAQ: VECO) today announced it agreed to sell in a private placement $200 million aggregate principal amount of 4 1/8 % convertible subordinated notes due 2008. The notes will have a term of seven years and will be convertible at the option of the holder into the Company's common stock at a conversion price of $38.51 per share. The Company has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $20 million principal amount of notes. The placement of the notes is expected to close on December 21, 2001. The Company intends to use the net proceeds from the offering for general corporate purposes, including capital expenditures and possible future acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. The notes and the common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act of 1933, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Veeco Instruments Inc. is a worldwide leader in process equipment and metrology tools for the optical telecommunications/wireless, data storage, semiconductor and research markets. Manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com.

TO THE EXTENT THAT THIS NEWS RELEASE DISCUSSES EXPECTATIONS ABOUT MARKET CONDITIONS OR ABOUT MARKET ACCEPTANCE AND FUTURE SALES OF VEECO'S PRODUCTS, OR OTHERWISE MAKES STATEMENTS ABOUT THE FUTURE, SUCH STATEMENTS ARE FORWARD-LOOKING AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. THESE FACTORS INCLUDE THE CYCLICAL NATURE OF THE TELECOMMUNICATIONS/WIRELESS, DATA STORAGE AND SEMICONDUCTOR INDUSTRIES, RISKS ASSOCIATED WITH THE ACCEPTANCE OF NEW PRODUCTS BY INDIVIDUAL CUSTOMERS AND BY THE MARKETPLACE, AND OTHER FACTORS DISCUSSED IN THE BUSINESS DESCRIPTION AND MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF VEECO'S REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS.

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